UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: February 16, 2026

(Date of earliest event reported)

RELIABILITY INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	000-07092	75-0868913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2505 Gateway Center Drive
P.O. Box 71

Clarksburg, MD 20871

(Address of principal executive offices, including zip code)

(202) 965-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	RLBY	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On February 16, 2026, Reliability Incorporated, a Texas corporation, and Maslow Media Group, Inc., a Virginia corporation entered into a settlement agreement and general mutual release (“Settlement Agreement”) with Vivos Holdings, LLC; Vivos Real Estate Holdings, LLC; Naveen Doki; Silvija Valleru; Suresh Doki; Shirisha Janumpally, individually and as Trustee of Judos Trust; Kalyan Pathuri, individually and as Trustee of Igly Trust; and Federal Systems, LLC (collectively, “Respondents”).

The Settlement Agreement resolves all remaining disputes among the parties arising out of prior arbitration proceedings and related litigation in Maslow Media Group, Inc. v. Vivos Holdings LLC, et al., No. 479883V in the Circuit Court for Montgomery County, Maryland, including awards previously disclosed by the Company.

Pursuant to the Settlement Agreement:

● The Respondents agreed to transfer an aggregate of 253,292,210 shares of the Company’s common stock to the Company.

● The Respondents agreed not to seek to vacate the Arbitrator’s Fifth Supplemental Award.

● The parties agreed to mutual general releases of all claims in Maslow Media Group, Inc. v. Vivos Holdings LLC, et al., No.479883V as of the date of the Settlement Agreement.

● Upon completion of the share transfer, the Company and Maslow Media Group will file notices marking all money judgments entered against the Respondents in the Circuit Court proceeding as satisfied in full.

● The parties will file stipulations dismissing the arbitration and the Circuit Court case with prejudice.

The Settlement Agreement provides that the Respondents must complete and deliver all required stock power forms and related transfer documentation to the Company’s transfer agent within twenty (20) days following execution of the agreement. If the transfer is not completed within the timeframes specified in the agreement, the parties consent to the entry of a consent judgment directing the transfer agent to transfer their shares to the Company. As of the date of this report, the Company has not received confirmation from its transfer agent that the share transfers have been completed. The Company will report completion of the transfers upon confirmation from the transfer agent.

The Settlement Agreement further provides that if any of the Respondents files for bankruptcy within ninety-one days following the transfer of that respondent’s shares, the agreement will be null and void as to that Respondent but remain enforceable as to the other parties.

The transfer of 253,292,210 shares to the Company would reduce the number of shares outstanding by approximately 84%, subject to confirmation of final transfer of such shares in accordance with applicable law and the Company’s governing documents. Once the shares have been transferred back to the Company, the outstanding share count will be approximately 46,707,790.

Item 8.01. Other Events.

The transfer of 253,292,210 shares of the Company’s common stock to the Company pursuant to the Settlement Agreement constitutes a share surrender in settlement of previously adjudicated claims.

The Settlement Agreement fully resolves the arbitration proceedings conducted before the Honorable Patrick Woodward of The McCammon Group, including the Award dated August 31, 2022, the Amended and Supplemental Award dated May 17, 2023, the Supplemental Award Appointing Rehabilitative Receiver dated October 10, 2023, the Supplemental Award of Attorneys’ Fees and Expenses dated October 27, 2023, and the Supplemental Award Regarding Proposed Conclusions of Receiver dated December 26, 2025, as well as all related proceedings in the Circuit Court for Montgomery County, Maryland.

Upon completion of the share transfer and filing of satisfactions of judgment and dismissals with prejudice, the Company expects that all pending disputes among the parties will be concluded.

The foregoing summary of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement and General Mutual Release, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Settlement Agreement and General Mutual Release, dated February 16, 2026.
104	Cover Page Interactive Data (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RELIABILITY INCORPORATED

	By:	/s/ Nick Tsahalis
Nick Tsahalis
President and Chief Executive Officer

Date: February 20, 2026